Exhibit 99.1

     New York Community Bancorp, Inc. Appoints Thomas R. Cangemi
                      as Chief Financial Officer

    WESTBURY, N.Y.--(BUSINESS WIRE)--April 6, 2005--New York Community Bancorp, Inc. (NYSE: NYB) today announced that Thomas R. Cangemi has been appointed Senior Executive Vice President and Chief Financial Officer of the Company and its primary subsidiary, New York Community Bank, effective April 5, 2005. Michael P. Puorro, who served as CFO of the Company and the Bank since the merger with Roslyn Bancorp on October 31, 2003, has elected to retire from that role in order to focus on personal interests.
    Mr. Cangemi most recently served as head of the Company's Capital Markets Group and was named Senior Executive Vice President on October 31, 2003. Mr. Cangemi joined the Company as Executive Vice President and head of the Capital Markets Group on July 31, 2001, in connection with its merger of equals with Richmond County Financial Corp., where he served as Executive Vice President, Chief Financial Officer, and Treasurer.
    The Company also announced the appointment of John J. Pinto as Executive Vice President and Chief Accounting Officer, a new position within the Company and the Bank, effective April 5, 2005. Mr. Pinto joined the Bank in connection with the Richmond County merger, and most recently served as First Senior Vice President in the Capital Markets Group. Previously, Mr. Pinto served as Senior Vice President and General Auditor of Richmond County Financial Corp.
    Commenting on the appointments, President and Chief Executive Officer Joseph R. Ficalora stated, "The strength and depth of our management team are reflected in the appointments of Tom Cangemi and John Pinto to CFO and CAO, respectively. The Company has reaped the benefit of their commitment, knowledge, and expertise since the Richmond County merger, and will continue to do so as they assume these increasingly critical roles. We are uniformly optimistic about the Company's future, and the opportunity to build value; I know that Tom and John's involvement at the highest levels will move us ever closer toward the achievement of this goal."
    Mr. Cangemi stated, "I am excited by the opportunity to serve the Company and our investors in this expanded capacity. While I will continue to oversee our efforts in the capital markets, broadening my role to include the oversight of the Company's financial management, SEC reporting, and taxation will enable me to augment my contribution, using the skills and knowledge developed during my 15-year career."
    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fourth largest thrift in the nation, with assets of $24.0 billion at December 31, 2004. The Bank serves its customers through a network of 143 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family mortgage loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.

    CONTACT: Investor Relations:
             New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420